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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                                 Amendment No. __________

                       SOUTHWESTERN LIFE HOLDINGS, INC.
                               (Name of Issuer)

                                 COMMON STOCK
                        (Title of Class of Securities)

                                   845606102
                                (CUSIP Number)

                               November 9, 2000
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                                                          2

CUSIP No.   845606102
-------------------------------------------------------------------------------

      1.   Names of Reporting Persons.
           I.R.S. Identification  Nos. of above persons (entities only).

             HANAWALT ASSOCIATES LLC            13-3937632
-------------------------------------------------------------------------------

      2.   Check the Appropriate Box if a Member of a Group (See
           Instructions)

    (a)

    (b)
-------------------------------------------------------------------------------

      3.   SEC Use Only
-------------------------------------------------------------------------------

      4.   Citizenship or Place of Organization     New York


Number of      5.  Sole Voting Power    453,200
Shares Bene-   ---------------------------------------------------------------
ficially       6.  Shared Voting Power
Owned by Each  ---------------------------------------------------------------
Reporting      7.  Sole Dispositive Power    453,200
Person With:   ---------------------------------------------------------------
               8.  Shared Dispositive Power
               ---------------------------------------------------------------
               9.  Aggregate Amount Beneficially Owned by Each Reporting Person
                       453,200

               10. Check if the Aggregate Amount in Row (11) Excludes Certain
                   Shares (See Instructions)

               11. Percent of Class Represented by Amount in Row (11) 5.0%
-------------------------------------------------------------------------------
               12.  Type of Reporting Person (See Instructions)       oo
-------------------------------------------------------------------------------


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


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Item 1.

         (a)  Name of Issuer:         SOUTHWESTERN LIFE HOLDINGS,
                                      INC.

         (b)  Address of              717 NORTH HARWOOD STREET
              Issuer's Principal      DALLAS, TX 75201
              Executive Offices:

 Item 2.

         (a)  Name of Person Filing:  HANAWALT ASSOCIATES LLC

         (b)  Address of Principal    650 MADISON AVENUE, 25TH FL
              Business Office:        NEW YORK, NY 10022

         (c)      Citizenship:        NEW YORK

         (d)  Title of Class of
              Securities:             Common Stock of the Issuer

         (e)  CUSIP Number:           845606102

Item 3. Not applicable as this Schedule 13G is being filed pursuant to Section 240.13d-1(c).

Item 4.       See lines 5, 6, 7, 8, 9, and 11 on page 2 of this
              Schedule 13G.

Item 5.       Ownership of five Percent or less of a class.

              If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

Items 6 thru 9.     Not applicable

Item 10.      Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    November 9, 2000

                                    HANAWALT ASSOCIATES LLC

                                    by       /s/Marietta Goldman
                                      ------------------------------
                                      Name:  Marietta Goldman
                                      Title: Managing Director


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